ACCOUNTANTS' CONSENT



We consent to incorporation by reference in the Registration Statement (No. 33-33180) on Form S-8 of
Nuclear Support Services, Inc. of our report dated
November 17, 1995, except as to note 14 which is as of January 31, 1996, relating to the consolidated balance sheets of Nuclear Support Services, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 annual report on Form 10-K of
Nuclear Support Services, Inc.

Our report dated November 17, 1995, except as to note
14, which is as of January 31, 1996, contains an explanatory paragraph that states that the Company is in default on its revolving credit agreement and has sustained losses in recent years, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                          KPMG PEAT MARWICK LLP


Atlanta, Georgia
February 1, 1996





                    Exhibit 23